Exhibit 10.2
SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT
THIS SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”) is entered into on May 12, 2026 by and among:
1.Overland Therapeutics Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”),
2.Allogene Therapeutics, Inc., a Delaware corporation (“Allogene”), and
3.HH BioPharma Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Hillhouse”).
Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”. Each of Allogene and Hillhouse is referred to herein as an “Shareholder” and collectively as the “Shareholders”. Capitalized terms used herein without definition have the meanings ascribed to them in the Share Exchange Agreement or the Share Distribution Agreement, as applicable.
RECITALS
AOn December 14, 2020, Allogene, Overland Pharmaceuticals (CY) Inc. (“Overland”) and the Company entered into a Shareholders’ Agreement (the “Original Agreement”) to designate the rights and obligations of the parties thereto with respect to the ownership and transfer of the Company’s shares of capital stock.
BOn May 24, 2024, the Parties entered into that certain Amended and Restated Shareholders Agreement (the “Amended and Restated Shareholders Agreement”) to reflect, among other things, the consolidation of Overland’s cell therapy business (the “Prior Restructuring”) with the Company.
CAllogene and the Company have entered into that certain Exclusive License Agreement dated December 14, 2020 by and between the Company and Allogene (“License Agreement”), which was later assigned by the Company to Allogene Overland BioPharma (HK) Limited (now known as Overland Therapeutics (HK) Limited, “OT HK”) pursuant to that certain assignment agreement dated December 15, 2020 by and between the Company and OT HK, and subsequently assigned by OT HK to Allogene Overland BioPharma (PRC) Co., Limited (now known as Overland Therapeutics (SH) Co., Limited, “OT PRC”) pursuant to that certain assignment agreement dated April 1, 2022 by and between OT HK and OT PRC.
DConcurrently with the Prior Restructuring, Allogene and OT PRC have entered into an amendment agreement to the License Agreement dated as of May 24, 2024 (the “Amendment to License Agreement,” the License Agreement as amended, the “Amended License Agreement”).
EAllogene and the Company acknowledge that the products licensed to Overland under the Amended License Agreement are not currently under active development and are not expected to resume development in the foreseeable future, primarily due to
    1

internal prioritization decisions and changes in the applicable market landscape of Allogene and the Company.
FAs a result, Allogene and the Company have agreed (i) to enter into a termination agreement to the Amended License Agreement (the “Termination Agreement”), pursuant to which such license arrangement will be terminated in its entirety, (ii) to effect a corresponding restructuring of Allogene’s equity interest in the Company, such that Allogene’s shareholding in the Company shall be reduced to 3% of the Company’s share capital on an as-converted and fully diluted basis, assuming full conversion of all convertible note(s) issued by the Company and outstanding as of the date hereof.
GPursuant to Section 10.9 of the Amended and Restated Shareholders Agreement, Allogene, Hillhouse and the Company desire to amend and restate the Amended and Restated Shareholders Agreement in its entirety and replace it with this Agreement.
WITNESSETH
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:
1.Definitions and Interpretation.
1.1Certain Definitions. Capitalized terms used and not otherwise defined herein have the meaning ascribed to them below:
“Accounting Standards” means the generally accepted accounting principles in the United States or other intentional accounting principles approved by the Board, in each case, applied on a consistent basis.
“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person, including, without limitation, any general partner, limited partner, member, managing member, officer, employee or director of such Person or any venture capital fund now or hereafter existing that is Controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this Agreement, none of Allogene or Hillhouse shall be deemed to be an Affiliate of the Company, and the Company shall not be deemed an Affiliate of any of Allogene or Hillhouse.
“Board” means the board of directors of the Company.
“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the People’s Republic of China (mainland), Hong Kong, the Cayman Islands or the United States.

“Charter Documents” means, with respect to a particular legal entity, the articles or certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.
“Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering or sale of securities in that jurisdiction.
“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.
“Deemed Liquidation Event” has the meaning ascribed thereto in the Memorandum and Articles.
“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any comparable law of any other jurisdiction in which the Company’s Shares are subject to regulation.
“Exempted Distribution” means (a) the purchase, repurchase or redemption of Ordinary Shares by the Company at the lower of the then current fair market value or the original issuance price from terminated employees, officers or consultants upon such termination in accordance with the ESOP, or pursuant to the exercise of a contractual right of first refusal held by the Company, if any, or pursuant to written contractual arrangements with the Company approved by the Board, and (b) the redemption of the Preferred Shares in connection with the conversion of such Preferred Shares into Ordinary Shares pursuant to the Memorandum and Articles.
“Governmental Authority” has the meaning ascribed thereto in the Amended License Agreement.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.
“Group Company” means each of the Company and the Subsidiaries of the Company, including Overland Therapeutics (US) Inc., a Delaware corporation, Overland Therapeutics (HK) Limited, a Hong Kong corporation; Overland Therapeutics (SH) Co. Ltd. and Overland Biotherapeutics (SH) Co. Ltd., each a limited company organized under the laws of the People’s Republic of China; and any other Subsidiary of the Company existing on or established after the date hereof, and “Group” refers to all of Group Companies collectively.
(a)“Holder” means holder(s) of Registrable Securities who are parties to this Agreement from time to time, and their permitted transferees that become parties to this Agreement from time to time.
“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.
“Indebtedness” means, with respect to any Person, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.
“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, technical information, know-how, trade secrets, drawings, formulations, protocols, specifications, data, customer lists, databases, proprietary processes, technology, formulae and other know-how, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship, (iv) URLs, web sites, web pages and any part thereof, (v) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and the goodwill symbolized or represented by the foregoing.
“IPO” means an underwritten initial public offering of the Ordinary Shares (or American Depositary Shares or other securities representing its Ordinary Shares) on a U.S. national securities exchange or other internationally recognized securities exchange.
“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.
“Memorandum and Articles” means the Memorandum and Articles of Association of the Company, as may be amended and/or restated from time to time.
“Ordinary Shares” has the same meaning as ascribed thereto in the Memorandum and Articles.
“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.
“Preferred Directors” means any Director appointed by Hillhouse pursuant to this Agreement and the Memorandum and Articles.
“Preferred Shares” means the Seed Preferred Shares.
“Principal Business” means the discovery, development, licensing, registration, manufacturing, commercialization, marketing, sale and distribution of biopharmaceutical products worldwide.
“Products” has the meaning ascribed thereto in the Amended License Agreement.
“Qualified Financing” means the issuance or sale of Equity Securities of the Company at a per share price no less than the Updated Seed Preferred Adjustment Price.
“Qualified IPO” or “QIPO” means an IPO with: (a) gross proceeds to the Company (before payment of underwriters’ discounts, commissions and offering expenses) of not less than US$100,000,000, and (b) a total pre-offering market capitalization of the Company of not less than US$500,000,000, unless otherwise approved by the Board of the Directors.
“Registrable Securities” means (i) the Ordinary Shares issued or issuable upon conversion of the Preferred Shares and (ii) any Ordinary Shares of the Company issued or issuable as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) herein; excluding in all cases, however, any of the foregoing sold by a Person in a transaction other than an assignment pursuant to Section 10.3. For purposes of this Agreement, Registrable Securities shall cease to be Registrable Securities when such Registrable Securities have been disposed of pursuant to an effective registration statement or sold pursuant to SEC Rule 144.
“Related Parties” means any of the following: (i) any Shareholder or any shareholder of any other Group Company, which beneficially owns no less than five percent (5%) of the voting securities or ownership interests in the Company or such other Group Company, as the case may be (each, a “Substantial Shareholder”), other than any Group Company; (ii) any director or executive officer of any Group Company; (iii) any Person in which any Substantial Shareholder, or director or executive officer of any Group Company, beneficially owns no less than five percent (5%) of the voting securities or ownership interest; and (iv) an relative or spouse of any of the foregoing Persons.
“Securities Act” means the United States Securities Act of 1933, as amended and interpreted from time to time, and the rules and regulations promulgated thereunder, or comparable law in a jurisdiction other than the United States.
“Seed Preferred Shares” has the same meaning as ascribed thereto in the Memorandum and Articles.
“Shares” means the Ordinary Shares and the Preferred Shares collectively.
“SEC Rule 144” means Rule 144 promulgated by the Commission under the Securities Act (or comparable law in a jurisdiction other than the United States).
“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.
“Transaction Documents” has the meaning ascribed thereto in the Share Exchange Agreement.
“Transfer” means sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way or otherwise grant any interest or right with respect to all or any part of any interest in any equity securities.
“Third Party” shall mean any entity other than the Parties and their Affiliates.
“Updated Seed Preferred Adjustment Price” has the same meaning as ascribed thereto in the Memorandum and Articles.
“U.S.” means the United States of America.
1.2Other Definitions. In addition, the following terms have the meanings defined for such terms in the Sections set forth below:

“Agreement”	Preamble
“Allogene”	Preamble
“Amended and Restated Shareholders Agreement”	Recitals

“Amended License Agreement”	Recitals
“Available New Securities”	Section 7.4
“CEO Director”	Section 3.1
“Company”	Preamble
“Confidential Information”	Section 9.3(i)
“Deadlock”	Section 3.4
“Dispute”	Section 10.5(i)
“ESOP”	Section 7.3(i)
“Effective Date”	Section 10.18
“Fully Exercising Shareholder”	Section 7.4
“F-3 Initiating Holders”	Section 5.4
“Hillhouse”	Preamble
“Hillhouse Designees”	Section 3.1
“ICC”	Section 10.5(ii)(a)
“Initiating Holders”	Section 5.2(i)
“Investor Directors”	Section 3.1(iv)
“Shareholder”	Preamble
“Shareholder Indemnitors”	Section 9.6
“New Securities”	Section 7.3
“Notice Period”	Section 7.4
“Overland”	Recitals
“Participation Notice”	Section 7.4
“Party(ies)”	Preamble
“Preemptive Right”	Section 7.1
“Pro Rata Share”	Section 7.2
“Prohibited Payment”	Section 9.4
“Propose Purchaser”	Section 8
“Public Official”	Section 9.4
“Remaining New Securities”	Section 7.4
“Rights Holder”	Section 7.1
“Share Exchange Agreement”	Recitals
“Tagged Shareholder”	Section 8
“Tagged Shares”	Section 8
“Tag-Along Election Notice”	Section 8.1
“Tag-Along Number”	Section 8.3
“Tag-Along Right”	Section 8
“Termination Agreement”	Recitals
“Transfer Notice”	Section 8
“Violation”	Section 5.9(i)
1.3Interpretation. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting

Standards, (iii) all references in this Agreement to designated Sections and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vii) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (ix) the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles, (x) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xi) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, and (xii) all references to dollars or to “US$” are to currency of the United States of America (and shall be deemed to include reference to the equivalent amount in other currencies).
2.Operations and Management. Hillhouse and Allogene shall use good faith efforts in collaborating with each other in helping the Company with its initial operations and adopting and implementing its business plans.
3.Election of Directors.
3.1Board of Directors. Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that (a) the size of the Board shall remain at least three (3) directors; and (b) at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the following persons shall be elected to the Board:
(i)one (1) Preferred Director designated from time to time by Hillhouse, for so long as Hillhouse or its Affiliates hold at least 20% of Ordinary Shares issued or issuable upon the conversion of the Preferred Shares beneficially owned by Hillhouse or its Affiliates as of the date of this Agreement (as adjusted in connection with share splits or share consolidation, reclassification or other similar event), which person shall serve as the chair of the Board;
(ii)a second Preferred Director designated from time to time by Hillhouse, for so long as Hillhouse or its Affiliates hold at least 30% of Ordinary Shares issued or issuable upon the conversion of the Preferred Shares beneficially owned by Hillhouse or its Affiliates as of the date of this Agreement (as adjusted in connection with share splits or share consolidation, reclassification or other similar event) (together with the Preferred Director referenced in Section 3.1(i), the “Hillhouse Designees”); and
(iii)the Company’s Chief Executive Officer (the “CEO Director”), which person shall be Ed ZHANG as of the date of this Agreement, provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Shareholders shall promptly vote its respective Shares (i) to remove the former Chief Executive Officer of the Company from the Board if such person has not resigned as a member of the Board; and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director.
3.2Voting Agreements

(i)With respect to each election of directors of the Board, each holder of voting securities of the Company shall vote at each meeting of shareholders of the Company, or in lieu of any such meeting shall give such holder’s written consent with respect to, as the case may be, all of such holder’s voting securities of the Company as may be necessary (i) to ensure that the authorized size of the Board shall be at least three (3) directors, (ii) to cause the election or re-election as members of the Board, and during such period to continue in office, each of the individuals designated pursuant to Section 3.1, and (iii) against any nominees not designated pursuant to Section 3.1.
(ii)Any director designated pursuant to Section 3.1 may be removed from the Board, either for or without cause, upon written request of the Person or class of Persons then entitled to designate such director pursuant to Section 3.1, and the Parties agree not to seek, vote for or otherwise effect the removal of any such director without such written request. Any Person or group of Persons then entitled to designate any individual to be elected as a director on the Board shall have the exclusive right at any time or from time to time to fill any vacancy caused by the death, disability, retirement, resignation or removal of any director occupying such position or any other vacancy therein. Each holder of voting securities of the Company agrees to always vote such holder’s respective voting securities of the Company at a meeting of the members of the Company (and given written consents in lieu thereof) in support of the foregoing.
3.3Quorum. The Board shall hold no less than one (1) board meeting during each fiscal quarter. A quorum shall be constituted (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously) with the presence of at least one (1) Hillhouse Designee for so long as Hillhouse is entitled to appoint a designate to the Board. If the quorum shall not be established within half an hour from the time appointed for the meeting, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as at least the chairman of the Board, and, if at the adjourned meeting, the Directors required to be present under this Section 3.3 for such meeting to proceed is not present within one hour from the time appointed for the meeting, then the presence of a majority of all Directors of the Board then in office shall constitute quorum.
3.4Board Voting; Deadlocks. Subject to Section 4, questions arising at any meeting of the Board shall be decided by a majority of votes present at such meeting (and at any Board meeting each Director may exercise one vote), provided, that in case of an equality of votes (a “Deadlock”), the chair of the Board shall not have a second or casting vote.
3.5Committees.    The Hillhouse Designee is entitled to sit on each committee of the Board.
3.6Expenses. The Company will promptly pay or reimburse each non-employee Board member for all reasonable out-of-pocket expenses incurred in connection with attending Board or committee meetings and otherwise performing their duties as directors and committee members.
4.Protective Provisions.
4.1Protective Provisions at Shareholder Level. Notwithstanding anything to the contrary provided herein, and in addition to and without prejudice to any other vote, consent or approval that may be required in the Memorandum and Articles or other Transaction Documents and applicable Laws, so long as Hillhouse or its Affiliates hold at least 30% of the Ordinary Shares issued or issuable upon the conversion of the Preferred Shares beneficially owned by Hillhouse or its Affiliates as of the date of this Agreement (in each case, as adjusted in connection with share splits or share consolidation, reclassification or other similar event), no Group Company shall, directly or indirectly, by amendment, merger, consolidation or otherwise, take any of the following actions unless approved in writing by Hillhouse (as applicable):
(i)any amendment or modification to the Memorandum and Articles or the Charter Documents of any Group Company other than amendments or modifications in relation to a Qualified Financing;
(ii)any Deemed Liquidation Event or any action that results in any merger, other corporate reorganization, sale of control, voluntary dissolution or liquidation of the Company, sale or exclusive license of all or substantially all of the Company’s Intellectual Property, or any transaction in which all or substantially all of the assets of the Company are sold;
(iii)any authorization, creation or issuance of any equity or debt securities of any Group Company other than (i) the Ordinary Shares and/or options or warrants therefor issued to employees, officers, directors, contractors, advisors or consultants of the Group pursuant to the ESOP, or (ii) in a Qualified Financing;
(iv)any creation (by reclassification or otherwise) of any new class or series of equity securities of any Group Company other than solely in connection with a Qualified Financing;
(v)any purchase, repurchase, redemption or retirement of any Ordinary Shares or Preferred Shares of any Group Company, other than Exempted Distributions;
(vi)any declaration, set aside or payment of a dividend or other distribution by any Group Company, or the adoption of, or any change to, the dividend policy of any Group Company;
(vii)any creation of, or holding of capital stock or other equity interest in, any entity that is not a wholly-owned subsidiary of the Company (either directly or through one or more other subsidiaries), or any action to permit any subsidiary to create, or authorization of the creation of, or issuance of or action to obligate itself to issue, any shares of any class or series of capital stock or other equity interest, or action to sell, transfer or otherwise dispose of any capital stock or other equity interest of any direct or indirect subsidiary of the Company to any Person that is not a Group Company, or any action to permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary to any Person that is not a Group Company;
(viii)adoption, amendment or termination of the ESOP or any other employee equity-based incentive plan; or
(ix)any change of the size of the Board or method by which the directors are nominated or appointed.
4.2Protective Provisions at Director Level. Notwithstanding anything to the contrary provided herein, and in addition to and without prejudice to any other vote, consent or approval that may be required in the Memorandum and Articles or other Transaction Documents and applicable Laws, no Group Company shall, directly or indirectly, by amendment, merger, consolidation or otherwise, take any of the following actions unless approved by the Board, including at least one (1) Hillhouse Designees so long as there are any Hillhouse Designees on the Board:
(i)entering into or being a party to any transaction with any shareholder, equityholder, director, officer or employee of any Group Company or any Affiliate of any such Person in excess of US$200,000 individually or US$500,000 in the aggregate in any fiscal year;
(ii)incurrence of, or any guarantee for, any Indebtedness except for trade accounts of any Group Company arising in the ordinary course of business;
(iii)appointment or removal of any Group Company auditor;
(iv)establishment of, or any material change in, accounting policies, systems or standards, including fiscal year or tax year, of any Group Company; or
(v)any change of the Principal Business (it being agreed and understood that the principal business and major business line of the Group Companies take a whole shall be the Principal Business).
5.Registration Rights.
5.1Applicability of Rights; Non-U.S. Registrations. The Holders shall be entitled to the following rights set forth in the provisions of this Section 5 with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of the Company’s securities in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange. For the purposes of this Section 5, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction.
5.2Request for Registration.
(i)Subject to the conditions of this Section 5.2, if the Company shall receive at any time after six (6) months following the effective date of the registration statement for the IPO, a written request from the Holders of fifteen percent (15%) or more of the Registrable Securities then outstanding (for purposes of this Section 5.2, the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of at least ten percent (10%) of the Registrable Securities then outstanding, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 5.2, use commercially reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 5.2(i).
(ii)If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 5.2, and the Company shall include such information in the written notice referred to in Section 5.2(i). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 5.2, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of Shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.
(iii)Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 5.2:
(a)after the Company has effected two (2) registrations pursuant to this Section 5.2, and such registrations have been declared or ordered effective;
(b)If the Company has effected a registration pursuant to this Section 5.2 within the preceding twelve (12) months, and such registration has been declared or ordered effective;
(c)during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 5.3, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective;
(d)if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form F-3 pursuant to Section 5.4;
(e)if the Company shall furnish to Holders requesting a registration pursuant to this Section 5.2 a certificate signed by the CEO or chair of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its members for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that the Company shall not register any other of its Shares during such ninety (90) days period; or
(f)in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act or pursuant to applicable securities laws in other jurisdictions, as the case may be.
5.3Company Registration.
(i)If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for members other than the Holders) any of its Shares or other securities under the Securities Act in connection with the public offering of such securities (other than (i) a registration relating to a demand pursuant to Section 5.2 or (ii) a registration relating solely to the sale of securities of participants in a Company equity incentive plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 5.3(iii), use all commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder requests to be registered.
(ii)Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 5.7 hereof.
(iii)Underwriting Requirements. If a registration statement under which the Company gives notice under this Section 5.3 is for an underwritten offering, the Company shall not be required under this Section 5.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by the members of the Company to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other members’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other member’s securities are included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and holders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.
5.4Form F-3 Registration. In case the Company shall receive from the Holders of at least ten percent (10%) of the Registrable Securities (for purposes of this Section 5.4, the “F-3 Initiating Holders”) a written request or requests that the Company effect a registration on Form F-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:
(i)promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(ii)use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 5.4:
(a)if Form F-3 is not available for such offering by the Holders;
(b)if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$5,000,000;
(c)if the Company shall furnish to all Holders requesting a registration statement pursuant to this Section 5.4 a certificate signed by the Company’s CEO or chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its members for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the F-3 Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90) day period;
(d)after the Company has effected four (4) registrations pursuant to this Section 5.4, and such registrations have been declared or ordered effective;
(e)if the Company has, within the six (6) month period preceding the date of such request, already effected a registration for the Holders pursuant to this Section 5.4; or
(f)in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act or pursuant to applicable securities laws in other jurisdictions, as the case may be.
(iii)If the F-3 Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 5.4 and the Company shall include such information in the written notice referred to in Section 5.4(i). The provisions of Section 5.2(ii) shall be applicable to such request (with the substitution of Section 5.4 for references to Section 5.2).
(iv)Subject to the foregoing, the Company shall use its commercially reasonable efforts to file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the F-3 Initiating Holders. Registrations effected pursuant to this Section 5.4 shall not be counted as requests for registration effected pursuant to Section 5.2.

5.5Obligations of the Company. Whenever required under this Section 5 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(i)prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
(ii)prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;
(iii)furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;
(iv)use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(v)in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering;
(vi)notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the Commission in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
(vii)cause all such Registrable Securities registered pursuant to this Section 5 to be listed on each securities exchange on which similar securities issued by the Company are then listed, if any;
(viii)provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding the provisions of this Section 5, the Company shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board: (i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board has authorized negotiations; (ii) materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or (iii) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its shareholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates). In the event of the suspension of effectiveness of any registration statement pursuant to this Section 5.5, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.
5.6Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 5 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.
5.7Expenses of Registration. All expenses other than (i) underwriting discounts, (ii) expenses of any legal counsel selected by the Selling Holders to represent them in connection with the sale of the Registrable Securities, and (iii) commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 5.2, 5.3 and 5.4, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 5.2 or Section 5.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 5.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one (1) demand registration pursuant to Section 5.2 and provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 5.2 and 5.4.
5.8Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.
5.9Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 5:

(i)To the extent permitted by applicable law, the Company will indemnify and hold harmless each Holder and its Affiliates, its and their partners, officers, directors, legal counsel and accountants, and any underwriter (as defined in the Securities Act) for such person and each person, if any, who controls such person or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any United States federal or state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 5.9(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person.
(ii)To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 5.9(ii) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 5.9(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this Section 5.9(ii) exceed the net proceeds from the offering received by such Holder.
(iii)Promptly after receipt by an indemnified party under this Section 5.9 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 5.9 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.9.
(iv)If the indemnification provided for in this Section 5.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 5.9(ii), shall exceed the net proceeds from the offering received by such Holder and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 5.9(iv), when combined with the amounts paid or payable by such Holder pursuant to Section 5.9(ii), exceed the proceeds from the offering received by such Holder (net of any expenses paid by such Holder). The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(v)The obligations of the Company and Holders under this Section 5.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 5 and otherwise.
5.10Rule 144 Reporting. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rules and regulations of the Commission which may at any time permit a Holder to sell the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, the Company agrees to
(i)make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the IPO;
(ii)file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and
(iii)so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the Commission that permits the selling of any such securities without registration or pursuant to such form.
5.11Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 5 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (a) is an Affiliate, subsidiary, parent, partner, limited partner, retired partner or shareholder of a Holder or (b) is a Holder’s immediate family member (spouse or child) or trust for the benefit of an individual Holder; provided: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 5.13 below; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.
5.12Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding at least two-thirds of the Registrable Securities then held by all Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 5.2, Section 5.3 or Section 5.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.
5.13“Market Stand-Off” Agreement. Each Holder agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days from the date of such final prospectus), (i) lend, charge, mortgage, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities of the Company owned immediately prior to the date of the final prospectus relating to the IPO (other than those included in such offering), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities of the Company or such other securities, in cash or otherwise; provided, that (a) the foregoing provisions of this Section shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall not be applicable to any Holder unless all directors, officers and all other holders of at least one percent (1%) of the outstanding share capital of the Company (calculated on an as-converted to Ordinary Share basis) must be bound by restrictions at least as restrictive as those applicable to any such Holder pursuant to this Section, (b) this Section shall not apply to an Holder to the extent that any other Person subject to substantially similar restrictions is released in whole or in part, and (c) the lockup agreements shall permit an Holder to transfer its Equity Securities to its Affiliates so long as the transferees enter into the same lockup agreement. Each Holder agrees to execute and deliver to the underwriters a lock-up agreement containing substantially similar terms and conditions as those contained herein. In order to enforce the foregoing covenant, the Company may place restrictive legends on the certificates and impose stop-transfer instructions with respect to such Equity Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements.
5.14Hong Kong Offering. If the Company shall be actively pursuing a listing on the Hong Kong Stock Exchange, the Company can restrict or otherwise prohibit the sale or transfer of any of its equity securities if, in the good faith determination of the Board, (a) such sale or transfer or the related payment or settlement therefor is proposed to or will occur during the 28-day period ending on the date immediately prior to the date of the Company’s planned first submission of its first listing application form with the Hong Kong Stock Exchange (or such other relevant period as promulgated by the Hong Kong Stock Exchange or applicable Hong Kong securities regulators) or (b) such sale or transfer, after consulting the Company’s legal counsel and sponsor(s) for the listing, may result in the delay of the Company’s planned timetable for the planned listing.
(i)In the event of any share dividend, share split, recapitalization or other change affecting the Company’s outstanding Ordinary Shares effected without receipt of consideration, then any new, substituted or additional securities distributed with respect to the Shares shall be immediately subject to the provisions of this Section 5.14, to the same extent the Shares are at such time covered by such provisions.
(ii)In order to enforce the limitations of this Section 5.14, the Company may impose stop-transfer instructions with respect to the Shares until the end of the applicable stand-off period.
5.15Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 5 (a) after five (5) years following the consummation of the QIPO; (b) as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any Affiliate of the Holder with whom such Holder must aggregate its sales under SEC Rule 144) can be sold in any three (3)-month period without registration in compliance with SEC Rule 144; or (c) upon a liquidation, winding up or dissolution of the Company or a Deemed Liquidation Event.
6.Information and Inspection Rights.
6.1Delivery of Financial Statements. The Company shall deliver to each Rights Holder the following documents or reports:
(i)within one hundred and twenty (120) days after the end of each fiscal year of the Company, a consolidated income statement and statement of cash flows for the Group for such fiscal year and a consolidated balance sheet for the Group as of the end of the fiscal year, audited and certified by a firm of independent certified public accountants and all prepared in English and in accordance with the Accounting Standards consistently applied throughout the period;
(ii)within forty-five (45) days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and cash flows of the Group for such fiscal quarter on a consolidated basis, and an unaudited balance sheet for the Group as of the end of such fiscal quarter, all prepared in English and in accordance with the Accounting Standards consistently applied throughout the period (except for customary year-end adjustments and except for the absence of notes); and

(iii)an annual business and financial plan for the following fiscal year, including a comprehensive operating budget forecasting the Company’s revenues, expenses and cash position, no less than thirty (30) days prior to the beginning of such fiscal year, in reasonable detail on a monthly basis, broken down by different operating subsidiaries and associated companies.
6.2Inspection Rights. The Company covenants and agrees that each Rights Holder shall have the right, to reasonably inspect the books and records of each Group Company at any time during regular working hours and in a manner so as not to interfere with the normal business operations of the Group Company on reasonable prior notice to such Group Company, provided that such Rights Holder shall bear the costs for its own representatives and that such inspection shall not be more frequent than once a year. Notwithstanding anything to the contrary herein, each Rights Holder may make reasonable requests for financial information that is reasonably necessary for such Rights Holder’s or any of its Affiliate’s applicable financial statements, including for any filings of financial statements under the Exchange Act, and the Company shall promptly respond to such requests.
7.Preemptive Right.
7.1General. The Company hereby grants to each holder of Ordinary Shares issued or issuable upon conversion of the Preferred Shares (each, a “Rights Holder”) the right of first refusal to purchase such Rights Holder’s Pro Rata Share (as defined below) (and any oversubscription, as provided below), of all (or any part) of any New Securities (as defined below) that the Company may from time to time issue after the date of this Agreement (the “Preemptive Right”).
7.2Pro Rata Share. A Rights Holder’s “Pro Rata Share” for purposes of the Preemptive Rights is the ratio of (a) the number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by such Rights Holder, to (b) the total number of Ordinary Shares (including Preferred Shares on an as-converted basis) then outstanding immediately prior to the issuance of New Securities giving rise to the Preemptive Rights.
7.3New Securities. For purposes hereof, “New Securities” shall mean any Equity Securities of the Company issued after the Closing (as defined in the Share Exchange Agreement), except for:
(i)the Ordinary Shares and/or options or warrants therefor issued to employees, officers, directors, contractors, advisors or consultants of the Group pursuant to the Company’s employee share option plans (“ESOP”) duly approved by the Board;
(ii)any Equity Securities of the Company issued in connection with any share split, share dividend, reclassification or other similar event;
(iii)any Ordinary Shares issued pursuant to bona fide transactions with commercial lenders or lessors in connection with loans, credit arrangements, equipment financings or similar transactions, each such transaction having been approved by the Board;
(iv)any Equity Securities of the Company issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, in any case, duly approved by the Board;
(v)any Equity Securities of the Company issued pursuant to the Company’s IPO;

(vi)any Ordinary Shares issued upon the conversion of the Preferred Shares; and
(vii)any Seed Preferred Shares issued pursuant to the Share Exchange Agreement.
7.4Procedures. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Rights Holder written notice of its intention to issue New Securities (the “Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Rights Holder shall have fifteen (15) Business Days from the date of receipt of any such Participation Notice (the “Notice Period”) to agree in writing to purchase up to such Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Pro Rata Share). If any Rights Holder fails to so respond in writing within the Notice Period, then such Rights Holder shall forfeit the right hereunder to purchase its Pro Rata Share of such New Securities. Upon the expiration of the Notice Period, the purchaser(s) to which the Company proposes to issue New Securities may, within fifteen (15) Business Days after the expiration of the Notice Period, elect to purchase in aggregate all or any portion of the Available New Securities at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the Participation Notice (for the purposes of this Section 7.4, the number of “Available New Securities” equals (a) the total number of New Securities that the Company intends to issue as described in the Participation Notice less (b) the number of New Securities that the Rights Holders elect to purchase pursuant to the foregoing). In the event that the purchaser(s) does not elect to purchase in aggregate all of the Available New Securities, immediately after fifteen (15) Business Days of the expiration of the Notice Period, the Company shall promptly notify each Rights Holder that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Shareholder”) of the number of Remaining New Securities (for the purposes of this Section 7.4, the number of “Remaining New Securities” equals (x) the total number of New Securities that the Company intends to issue as described in the Participation Notice less (y) the number of New Securities that the Rights Holders and the purchaser(s) elect to purchase pursuant to the foregoing). During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Shareholder may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the Remaining New Securities which is equal to the proportion that the Ordinary Shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Shares, by such Fully Exercising Shareholder bears to the Ordinary Shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Shares then held, by all Fully Exercising Shareholders who wish to purchase such Remaining New Securities. The closing of any sale pursuant to this Section 7.4 shall occur within one hundred and twenty (120) days of the expiration of the Participation Notice. In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120) days period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 7.4.
8.Tag-Along Right. If Hillhouse or any of its transferee, successors or permitted assigns (the “Tagged Shareholder”) proposes to Transfer, whether in a single transaction or a series of related transactions, more than 25% of the Shares owned or held by it (such Shares proposed to be Transferred, the “Tagged Shares”) to any Person that is not an Affiliate of the Tagged Shareholder and a proposed purchaser for such Tagged Shares (the “Proposed Purchaser”) has been identified, the Tagged Shareholder shall, before effecting any such proposed Transfer, deliver written notice of this proposal together with all relevant details of such proposal (including the number of Shares proposed to be Transferred, the proposed

Transfer price and the identity of the Proposed Purchaser) (the “Transfer Notice”) to Allogene and Allogene shall have a tag-along right as described as follows (the “Tag-Along Right”):
8.1Tag-Along Election. Allogene may exercise the Tag-Along Right by delivering to the Tagged Shareholder written notice of such election (the “Tag-Along Election Notice”) within thirty (30) days after the date upon which Allogene receives the Transfer Notice. The exercise or non-exercise of the Tag-Along Right by Allogene in one or more occasions shall not affect Allogene’s Tag-Along Right in respect of any subsequent Transfer of Shares by the Tagged Shareholder.
8.2Procedure. Upon delivery of a Tag-Along Election Notice, Allogene shall have the right to sell up to the Tag-Along Number of Shares to the Proposed Purchaser on the same terms and conditions (including price per share and form of consideration) otherwise described in the Transfer Notice. At the closing of such purchase and sale of Shares as a result of the exercise of the Tag-Along Right, the Tagged Shareholder shall cause to be remitted to Allogene, that portion of the sale proceeds to which Allogene is entitled by reason of such exercise of Tag-Along Right in the same manner and at the same time as paid to the Tagged Shareholder. Unless otherwise agreed to by Allogene, the completion of any Transfer of Shares by Allogene in connection with the exercise of the Tag-Along Right by Allogene shall take place on the same date as the corresponding Transfer by the Tagged Shareholder, and to the extent any Transfer of Shares by Allogene is not completed on the same date as the Transfer by the Tagged Shareholder, the Transfer by the Tagged Shareholder shall not be consummated. Any proposed Transfer by the Tagged Shareholder after expiration of ninety (90) days following the date of the Transfer Notice, shall again require compliance by the Tagged Shareholders with the procedures described in this Section 8.
8.3Tag-Along Number. As used in this Section 8, the “Tag-Along Number” shall be determined by multiplying (a) the total number of Shares held by Allogene and its Affiliates by (b) the percentage determined by dividing the aggregate number of Tagged Shares proposed to be Transferred by the Tagged Shareholder in one or more Transfers that are subject to the Tag-Along Right by the aggregate number of Shares then held by the Tagged Shareholder, provided, however, that if the Tagged Shareholder no longer be the single largest shareholder of the Company after taking into account the sale of Tagged Shared by Allogene, the Tag-Along Number shall be the higher of the (i) Tag-Along Number, or (ii) seventy-five percent (75%) of all Shares then held by Allogene and its Affiliates.
8.4Terms of Sale. To the extent Allogene elects to exercise the Tag-Along Right under this Section 8, (a) in no event shall Allogene be held liable for any indemnification obligation jointly with the Tagged Shareholder or any other shareholder of the Company, (b) Allogene shall not be liable for any indemnification obligations in excess of its portion of the net cash proceeds received by Allogene in such transaction, (c) Allogene shall not be required to make or give any representations, warranties or covenants other than representations and warranties as to the title to its Shares, its ability to sell such Shares free and clear of any liens or encumbrances, the absence of any adverse claim with respect to such Shares, and its power, authority and legal right to enter into and consummate the proposed Transfer, and (d) Allogene shall not be obligated to enter into any non-competition or other similar post-closing covenants.
8.5Transfer to Affiliates. If the Tagged Shareholder Transfers some or all of the Tagged Shares to any of its Affiliates, any subsequent Transfer of such Tagged Shares acquired from the Tagged Shareholder by such Affiliate shall be subject to Allogene’s Tag-Along Right as described in this Section 8 as if such Tagged Shares were still held by the Tagged Shareholder.
8.6Violation of Tag-Along Right. If a Tagged Shareholder or any of its Affiliates purports to sell any Tagged Share in contravention of Allogene’s Tag-Along Right,

Allogene shall be entitled to, in addition to such remedies as may be available by law, in equity or hereunder, require such Tagged Shareholder and its applicable Affiliate(s) to purchase from Allogene the number of Shares that Allogene would have been entitled to sell to the Proposed Purchaser had the terms of Sections 8.1 through 8.5 been fully complied with by such Tagged Shareholder and its applicable Affiliate(s). The sale will be made on the same terms as the terms of sale of Shares between such Tagged Shareholder and the Proposed Purchaser and subject to the same conditions as would have applied had the terms of Sections 8.1 through 8.5 been fully complied with by such Tagged Shareholder. In such case, the Tagged Shareholder and its applicable Affiliate(s) shall also reimburse Allogene for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of Allogene’s rights under this Section 8.
9.Additional Covenants.
9.1Accounting Standards; Fiscal Year; Internal Controls. The Company shall cause the Group Companies to adopt and maintain December 31 as their fiscal year end and will maintain their books and records in accordance with sound business practices and implement and maintain an adequate system of procedures and controls with respect to finance, management, and accounting that meets international standards of good practice and is reasonably satisfactory to the Board to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Standards and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.
9.2No Avoidance; Voting Trust. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, and the Company will at all times in good faith assist and take action as appropriate in the carrying out of all of the provisions of this Agreement. Each holder of Shares agrees that it shall not enter into any other agreements or arrangements of any kind with respect to the voting of any Shares or deposit any Shares in a voting trust or other similar arrangement.
9.3Confidentiality.
(i)The terms and conditions of the Transaction Documents, including their existence, and any information obtained from the Company pursuant to the terms of the Transaction Documents or otherwise (collectively, the “Confidential Information”) shall be considered confidential information and shall not be disclosed by any of the Parties to any other Person (including, without limitation, any portfolio company of Hillhouse or any other Hillhouse Party) unless such Confidential Information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 9.3(i) by such Party), (b) is or has been independently developed or conceived by the Shareholder without use of the Company’s Confidential Information, or (c) is or has been made known or disclosed to the Party by a third party without a breach of any obligation of confidentiality such third party may have to the other Parties, and except that (x) each Party, as appropriate, may disclose any of the Confidential Information to its current or bona fide prospective investors, prospective permitted transferees, employees, investment bankers, lenders, accountants and attorneys, in each case only where such Persons are under commercially reasonable nondisclosure obligations; (y) the Shareholder may disclose any of the Confidential Information to its fund manager and the employees thereof so long as such Persons are under commercially reasonable nondisclosure obligations; and (z) if any Party is requested or becomes legally compelled (including without limitation, pursuant to the applicable securities laws) to disclose the existence or content of any of the Confidential Information in contravention of the provisions of this Section, such Party shall, to the extent permitted by applicable Law, promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.
(ii)The provisions of this Section shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties hereto with respect to the transactions contemplated hereby, including without limitation, any term sheet, letter of intent, memorandum of understanding or other similar agreement entered into by the Company and the Shareholders in respect of the transactions contemplated hereby.
(iii)No announcement regarding the consummation of the transaction contemplated by this Agreement, the other Transaction Documents and any related documentation in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of the Shareholders, except as may otherwise be required by applicable Laws or Governmental Order (including the rules and regulations of the New York Stock Exchange and the U.S. Securities and Exchange Commission), which shall require only the prior written consent of the Shareholders over the consents of such disclosure.
(iv)Use of Name. Without the prior written consent of the applicable Shareholder, none of the Parties shall use, publish, reproduce, or refer to the name of such Shareholder, its affiliates and/or controlling persons, trademark or logo in any discussion, documents or materials, including without limitation for marketing or other purposes.
9.4Anti-Bribery Compliance. The Company agrees and covenants to make reasonable efforts to ensure that the Group: (i) complies with all applicable anti-bribery and anti-corruption laws and regulations, including, but not limited to, the U.S. Foreign Corrupt Practices Act and the UK Bribery Act and (ii) implements reasonable policies and procedures designed to prevent any Group Company, or any person acting on its or their behalf, from making any Prohibited Payment in connection with the activities or operations of any of the Group Companies. For purposes of this Section “Prohibited Payment” means (a) any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, directly or indirectly, to or for the use or benefit of any Public Official (including to or for the use or benefit of any other person if a Group Company knows, or has reasonable grounds for believing, that the other person would use such offer, gift, payment, promise or authorization of payment for the benefit of any such Public Official), for the purpose of influencing any act or decision or omission of any Public Official in order to obtain, retain or direct business to, or to secure any improper benefit or advantage for, a Group Company or any other person, or (b) any conduct constituting a violation of applicable Law involving corruption or bribery; provided that any such offer, gift, payment, promise or authorization of payment shall not be considered a Prohibited Payment if it is lawful under applicable written laws and regulations, and “Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise.
9.5Insurance. The Company shall obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers in the Company’s reasonable judgment, directors and officers liability insurance in an amount and on terms and conditions satisfactory to the Board, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board determines that such insurance should be discontinued.
9.6Indemnification Matters. The Company hereby acknowledges that one (1) or more of Preferred Directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Shareholders and certain of their Affiliates (collectively, the “Shareholder Indemnitors”).  The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to any such Preferred Director are primary and any obligation of the Shareholder Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Preferred Director are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such Preferred Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Preferred Director to the extent legally permitted and as required by the Memorandum and Articles (or any agreement between the Company and such Preferred Director), without regard to any rights such Preferred Director may have against the Shareholder Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Shareholder Indemnitors from any and all claims against the Shareholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Shareholder Indemnitors on behalf of any such Preferred Director with respect to any claim for which such Preferred Director has sought indemnification from the Company shall affect the foregoing and the Shareholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Preferred Director against the Company. The Preferred Directors and the Shareholder Indemnitors are intended third-party beneficiaries of this Section 9.6 and shall have the right, power and authority to enforce the provisions of this Section 9.6 as though they were a party to this Agreement.
9.7Employee Agreements. The Company will cause (i) each Person now or hereafter employed by it or by any of its subsidiaries (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; and (ii) subject to the applicable Law, such Person to enter into a noncompetition and nonsolicitation agreement, in each case substantially in the form approved by the Board. In addition, the Company shall not amend, modify, terminate, waive, or otherwise materially alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any such Person, without the consent of the Board.
9.8Employee Stock. Unless otherwise approved by the Board, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 5.13. Without the prior approval by the Board, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock purchase, stock restriction or option agreement with any existing employee or service provider if such amendment would cause it to be inconsistent with this Section 9.8. In addition, unless otherwise approved by the Board, the Company shall retain (and not waive) a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.
9.9Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Memorandum and Articles, or elsewhere, as the case may be.
10.Miscellaneous.
10.1Termination. This Agreement shall terminate upon mutual consent of the Parties hereto. The provisions of Sections 2, 3, 4, 6, 7, 8 and 9 (except for 6.2, 9.3, 9.6 and 9.9) shall terminate on the earliest of the consummation of a QIPO or a Deemed Liquidation Event. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement. This Agreement shall terminate with respect to any shareholder of the Company when such shareholder no longer holds any Shares. If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.
10.2Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
10.3Assignments and Transfers; No Third Party Beneficiaries. Each Shareholder may transfer or assign, in whole or from time to time in part, to one or more persons its rights or delegate its obligations hereunder in connection with the transfer of Shares by such Shareholder to such person, provided that (i) the Shareholder agrees in writing with the assignee to assign such rights and obligations and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such assignment, furnished with written notice of the name and address of such transferee or assignee; and (iii) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the assignee agrees in writing with the Company to be bound by all of the provisions contained herein. Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective permitted successors, assigns and legal representatives, but shall not otherwise be for the benefit of any Third Party. In the event the rights of any Shareholder hereunder (including, without limitation, registration rights) are assigned (together with the related obligations) to a permitted Third Party in accordance with this Section 10.3, such permitted transferee shall execute and deliver to the Company a deed of adherence or joinder becoming a party hereto as a “Shareholder” subject to the terms and conditions hereof (if not already so bound). This Agreement and the rights and obligations of each other Party hereunder shall not otherwise be assigned without the mutual written consent of the other Parties except as expressly provided herein.
10.4Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflicts of Law provisions thereof or of any other jurisdiction which would result in the application of the Laws of any other jurisdiction.
10.5Dispute Resolution.
(i)Disputes. Subject to Section 10.5(iii), upon the written request of any Party to any other Party, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (a “Dispute”) will be referred to the chief executive officers of the disputing Parties (or their designee with decision-making authority of at least senior vice president level) for attempted resolution. In the event such executives or their designees are unable to resolve such Dispute within sixty (60) days after the initial written request, then, upon the written demand of any disputing Party, the Dispute shall be subject to arbitration, as provided in Section 10.5(ii), except as expressly set forth in Section 10.5(iii).
(ii)Arbitration.
(a)Claims. Subject to Section 10.5(iii) below, any Dispute that is not resolved under Section 10.5(i) within thirty (30) days after a disputing Party’s initial written request for resolution, shall be resolved by final and binding arbitration before a panel of three neutral experts with relevant industry experience. The arbitration proceeding shall be administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes, and the panel of arbitrators shall be selected in accordance with such rules. The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in New York. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of arbitration without the prior written consent of the disputing Parties.
(b)Arbitrators’ Award. The arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the arbitrators shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. Any disputing Party may apply for interim injunctive relief with the arbitrators until the arbitration award is rendered or the controversy is otherwise resolved. The arbitrators shall be authorized to award compensatory damages, but shall not be authorized (i) to award non-economic damages, (ii) to award punitive damages or any other damages expressly excluded under this Agreement, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in subsections (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.
(c)Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the ICC and the arbitrators.
(iii)Court Actions. Nothing contained in this Agreement shall deny any Party the right to seek, upon good cause, injunctive or other equitable relief from a court of competent jurisdiction in the context of an emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing dispute resolution discussions or arbitration proceedings.
10.6Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule A (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.
10.7Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.
10.8Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.
10.9Amendments and Waivers. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) the Company; (ii) Hillhouse; and (iii) Allogene. Notwithstanding the foregoing, any Party hereunder may waive any of its rights hereunder without obtaining the consent of any other Party. Any amendment or waiver effected in accordance with this Section shall be binding upon all the Parties hereto.
10.10No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.
10.11Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.
10.12No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.
10.13Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. E-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.
10.14Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement among the Parties with regard to the subjects hereof, and supersedes all other agreements between or among any of the Parties with respect to the subject matter hereof.
10.15Agreement Controlling. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of the Memorandum and Articles or any of the Charter Documents for any of the Group Companies other than the Company, or in the event of any dispute related to any such Charter Document, the terms of this Agreement shall prevail in all respects, the Parties shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Charter Documents, and the Parties hereto shall exercise all voting and other rights and powers (including to procure any required alteration to such Charter Documents to resolve such conflict or inconsistency) to make the provisions of this Agreement effective, and not to take any actions that impair any provisions in this Agreement.
10.16Aggregation of Shares. All Shares held or acquired by any Affiliates shall be aggregated together for the purpose of determining the availability of any rights of any Shareholder, under this Agreement.
10.17Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.
10.18Effective Date. This Agreement shall only take effect and become binding on and enforceable against the Parties subject to and upon the Closing (as defined in the Share Exchange Agreement) (the “Effective Date”).
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    IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

COMPANY:

Overland Therapeutics Inc.

By: /s/ Ed Zhang
Name: Ed Zhang
Title: CEO

[Signature Page of Amended and Restated Shareholders’ Agreement]

    IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

SHAREHOLDER:

Allogene Therapeutics, Inc.

By: /s/ David Chang
Name: David Chang
Title: CEO and President

[Signature Page of Amended and Restated Shareholders’ Agreement]

    IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

SHAREHOLDER:

HH BioPharma Holdings Ltd.

By: /s/ Kong Li Yung
Name: Kong Li Yung
Title: Director
[Signature Page of Amended and Restated Shareholders’ Agreement]

SCHEDULE A
ADDRESS FOR NOTICES
If to the Company:

Address: c/o Walkers Corporate Limited
Cayman Corporate Centre
27 Hospital Road
George Town, Grand Cayman
KY1-9008, Cayman Islands
Attention: Overland Therapeutics Inc. – The Corporate Administrator

If to Allogene:

Allogene Therapeutics, Inc.
Address:     210 East Grand Avenue, South San Francisco, CA 94080
Attention: General Counsel
Email: notice@allogene.com

with a copy to: Goodwin Procter LLP
Address: The New York Times Building, 620 8th Avenue, New York, NY 10018
Attention: Wendy Pan
Email: WPan@goodwinlaw.com

If to Hillhouse:

HH BioPharma Holdings Ltd.	Address: 89 Nexus Way, Camana Bay, P.O. Box 31106, Grand Cayman KY1-1205, Cayman Islands Attention: Legal Department Email: legal@hillhouseinvestment.com